News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS
Q4’17: Net Sales Unchanged; Organic Sales +2%; Diluted Net EPS $0.82, +19%; Core EPS $0.85, +8%
FY’17: Net Sales Unchanged; Organic Sales +2%; Diluted Net EPS $5.59, +51%; Core EPS $3.92, +7%
CINCINNATI, July 27, 2017 - The Procter & Gamble Company (NYSE: PG) reported April - June 2017 quarter net sales were $16.1 billion, unchanged versus the prior year period including a negative two percentage point impact from foreign exchange. Organic sales increased two percent for the quarter driven by a two percent increase in organic shipment volume. Diluted net earnings per share were $0.82, an increase of 19% versus the prior year period. Core earnings per share were $0.85, an increase of eight percent versus the prior year period. The Company generated $3.7 billion of operating cash flow in the quarter, with adjusted free cash flow productivity of 125%.
For fiscal year 2017, net sales were $65.1 billion, unchanged versus the prior year, including a negative two percentage point impact from foreign exchange. Organic sales increased two percent for the year driven by a two percent increase in organic shipment volume. Diluted net earnings per share were $5.59, an increase of 51% versus the prior year period. Core earnings per share were $3.92, an increase of seven percent versus the prior year period. Excluding the impact of foreign exchange, constant currency core earnings per share increased 11% for the year. The Company generated $12.8 billion of operating cash flow in fiscal 2017, with adjusted free cash flow productivity of 94%. P&G returned nearly $22 billion of value to shareholders in fiscal 2017 through the combination of $7.2 billion of dividend payments, $9.4 billion of share exchanges in the Beauty Brands transaction completed in October and $5.2 billion of direct share repurchases.
“We met or exceeded each of our going-in objectives for fiscal year 2017 in a challenging macro and competitive environment,” said David Taylor, Chairman, President and Chief Executive Officer. “We made significant progress on our key priorities: accelerating organic sales growth, continuing to drive strong productivity improvement and cost savings, strengthening our organization and culture and completing moves to simplify and strengthen our product portfolio. Looking forward, we will continue to drive productivity improvement and cost savings to provide the fuel for investments needed to accelerate and sustain faster top-line growth while expanding operating profit margin. Our long-term objective is to deliver results at levels that support our goal of balanced growth and value creation and operating total shareholder return in the top third of our competitive peer group.
“As an organization, we are accelerating efforts to execute and deliver on the plans we’ve put into action. Achieving our objectives will not only require continued focus as an organization, but also that we prevent anything from derailing the work that is delivering improvement. We, as a management team and Board, are confident we have the right plan in place.”
April - June 2017 Quarter Discussion
In the April - June quarter net sales were unchanged at $16.1 billion, including a negative two percentage point impact from foreign exchange. Organic sales grew two percent on a two percent increase in organic volume. All-in volume also increased two percent.

April - June 2017 Net Sales Drivers*	Volume	Foreign Exchange	Price	Mix	Other**	Net Sales	Organic Volume	Organic Sales
Beauty	(1)%	(2)%	2%	2%	1%	2%	1%	5%
Grooming	3%	(2)%	(4)%	—%	1%	(2)%	3%	(1)%
Health Care	—%	(2)%	(1)%	(1)%	—%	(4)%	1%	(1)%
Fabric & Home Care	3%	(3)%	1%	—%	1%	2%	4%	5%
Baby, Feminine & Family Care	1%	(1)%	(2)%	1%	(1)%	(2)%	1%	—%
Total P&G	2%	(2)%	—%	—%	—%	—%	2%	2%
* Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
** Other includes the sales mix impact of acquisitions/divestitures and rounding impacts necessary to reconcile volume to net sales.

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Beauty segment organic sales increased five percent versus year ago. Organic sales were up high single digits in Skin & Personal Care driven by the continued growth of the super-premium SK-II skin care brand and increased pricing behind product innovation. Organic sales increased low single digits in Hair Care, primarily due to increased pricing across multiple regions and brands.

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Grooming segment organic sales decreased one percent, primarily due to reduced pricing in Shave Care. Organic sales decreased low single digits in Shave Care due to lower pricing in the U.S., partially offset by increased volume globally. Organic sales increased double digits in Appliances, driven by increased volume from the continued success of innovation on Braun shavers and styling tools, along with improved pricing due to more efficient promotional spending.

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Health Care segment organic sales decreased one percent for the quarter. Oral Care organic sales decreased low single digits due to competitive activity and reduced pricing on paste, partially offset by the continued success of product innovation on power toothbrushes. Personal Health Care organic sales decreased low single digits due to an earlier cough and cold season versus prior year along with reductions in trade inventories.

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Fabric & Home Care segment organic sales increased five percent versus year ago. Fabric Care and Home Care organic sales both increased mid-single digits due to increased volume from product innovation.

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Baby, Feminine & Family Care segment organic sales were unchanged versus prior year. Baby Care organic sales decreased low single digits as volume declined mainly due to competitive activity. Feminine Care organic sales increased low single digits due primarily to favorable product mix from the growth of Always Discreet and other premium innovation. Family Care organic sales increased low single digits driven by higher volume from product innovation and increased distribution.

Diluted net earnings per share were $0.82, an increase of 19% versus the prior year. Current year results included non-core restructuring costs of $0.02 per share. Core earnings per share, which exclude non-core restructuring charges and the results of discontinued operations, were $0.85, an increase of eight percent versus the prior year.
Reported gross margin increased 50 basis points, including approximately 50 basis points of benefit due to lower non-core restructuring charges. Core gross margin declined 10 basis points, including 20 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin increased 10 basis points, driven primarily by 270 basis points of productivity cost savings, which more than offset headwinds from increased commodity costs of 120 basis points, 90 basis points of unfavorable mix and 50 basis points of product reinvestments and other impacts.
Selling, general and administrative expense (SG&A) as a percent of sales declined 240 basis points on a reported basis versus the prior year, including approximately 10 basis points of benefit due to lower non-core restructuring charges. Core SG&A as a percentage of sales declined 220 basis points, including approximately a 60 basis point benefit from lower foreign exchange impacts. On a currency-neutral basis, core SG&A declined 170 basis points versus the prior year driven by 80 basis points of productivity savings from overhead, agency fee and ad production costs. Digital ad spending was lower versus a high base period and due to current period choices to temporarily restrict spending in digital forums where our ads were not being placed according to our standards and specifications.
Reported operating profit margin increased 280 basis points. Core operating profit margin increased 210 basis points versus the prior year, including approximately a 40 basis point net benefit from foreign exchange. On a currency-neutral basis, core operating profit margin improved 180 basis points. Total productivity cost savings were 350 basis points for the quarter.
Fiscal Year 2017 Results
Fiscal year 2017 net sales were $65.1 billion, unchanged versus the prior year, including a negative two percentage point impact from foreign exchange. Organic sales grew two percent on a two percent increase in organic shipment volume. Diluted net earnings per share were $5.59, an increase of 51% versus the prior year, including diluted net earnings per share from discontinued operations of $1.90 driven by the gain on the sale of the Beauty Brands to Coty in the second fiscal quarter. Core earnings per share were $3.92, an increase of seven percent. Excluding the impact of foreign exchange, currency-neutral core earnings per share increased 11% for the year.
Operating cash flow was $12.8 billion for the year. Adjusted free cash flow productivity was 94%. The Company reduced common stock outstanding at a value of nearly $15 billion through the combination of direct share repurchases and shares that were exchanged in the Beauty Brands transaction. The Company also returned $7.2 billion in cash to shareholders as dividends. In total, nearly $22 billion in value was returned to shareholders via dividends, share exchange and share repurchase. P&G announced an increase to the quarterly dividend in April, making this the 61st consecutive year of dividend increases.
Fiscal Year 2018 Guidance
P&G said it is projecting organic sales growth in the range of two to three percent for fiscal year 2018. P&G estimates all-in sales growth of about three percent for fiscal 2018, which includes a neutral to half-a-percentage point benefit to sales growth from the combined impacts of foreign exchange and acquisitions & divestitures.
The Company said it expects core earnings per share growth of five to seven percent for fiscal 2018 versus core EPS of $3.92 in fiscal 2017. P&G said it expects core EPS growth in fiscal 2018 to be driven primarily by core operating profit growth. Additionally, a modest benefit to core EPS from a reduction in common shares outstanding will be partially offset by a net headwind from changes in interest expense, interest income and other non-operating income. P&G expects the core effective tax rate to be around 24%, essentially in-line with the fiscal 2017 rate.
All-in GAAP earnings per share are expected to decrease 26% to 28% versus fiscal year 2017 GAAP EPS of $5.59, which included the significant benefit from the Beauty Brands transaction that was completed in October 2016. The fiscal 2018 GAAP EPS estimate includes approximately $0.10 per share of non-core restructuring costs.
P&G said it expects results for the first quarter of fiscal 2018 to be the lowest organic sales and core EPS growth period of the year, as the period compares against the highest organic growth base period. Top-line headwinds from portfolio choices and the recent Gillette price reduction in the U.S. will primarily impact the first half of fiscal 2018 and will annualize as the year progresses. Additionally, productivity savings are expected to build throughout fiscal 2018.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including commodity prices, raw materials, labor costs, energy costs and pension and health care costs; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, contractors and external business partners; (11) the ability to rely on and maintain key information technology systems and networks (including Company and third-party systems and networks) and maintain the security and functionality of such systems and networks and the data contained therein; (12) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, accounting standards and environmental) and to resolve pending matters within current estimates; (13) the ability to manage changes in applicable tax laws and regulations; (14) the ability to successfully manage our portfolio optimization strategy, including achieving and maintaining our intended tax treatment of the related transactions, and our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining particularly key employees, especially in key growth markets where the availability of skilled or experienced employees may be limited; and (16) the ability to manage the uncertain implications of the United Kingdom’s withdrawal from the European Union. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
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P&G Media Contacts:
Damon Jones, 513.983.0190
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information
	Three Months Ended June 30			Twelve Months Ended June 30
	2017	2016	% Chg	2017	2016	% Chg
NET SALES	$16,079	$16,102	—%	$65,058	$65,299	—%
COST OF PRODUCTS SOLD	8,299	8,382	(1)%	32,535	32,909	(1)%
GROSS PROFIT	7,780	7,720	1%	32,523	32,390	—%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,831	5,218	(7)%	18,568	18,949	(2)%
OPERATING INCOME	2,949	2,502	18%	13,955	13,441	4%
INTEREST EXPENSE	116	150	(23)%	465	579	(20)%
INTEREST INCOME	48	47	2%	171	182	(6)%
OTHER NON-OPERATING INCOME, NET	46	287	(84)%	(404)	325	(224)%
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,927	2,686	9%	13,257	13,369	(1)%
INCOME TAXES ON CONTINUING OPERATIONS	725	678	7%	3,063	3,342	(8)%
NET EARNINGS FROM CONTINUING OPERATIONS	2,202	2,008	10%	10,194	10,027	2%
NET EARNINGS/(LOSS) FROM DISCONTINUED OPERATIONS	—	(50)	N/A	5,217	577	804%
NET EARNINGS	2,202	1,958	12%	15,411	10,604	45%
LESS: NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(13)	7	N/A	85	96	(11)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$2,215	$1,951	14%	$15,326	$10,508	46%

EFFECTIVE TAX RATE	24.8%	25.2%		23.1%	25.0%

BASIC NET EARNINGS PER COMMON SHARE*:
EARNINGS FROM CONTINUING OPERATIONS	$0.84	$0.73	15%	$3.79	$3.59	6%
EARNINGS/(LOSS) FROM DISCONTINUED OPERATIONS	$—	$(0.02)	N/A	$2.01	$0.21	857%
BASIC NET EARNINGS PER COMMON SHARE	$0.84	$0.71	18%	$5.80	$3.80	53%
DILUTED NET EARNINGS PER COMMON SHARE*:
EARNINGS FROM CONTINUING OPERATIONS	$0.82	$0.71	15%	$3.69	$3.49	6%
EARNINGS/(LOSS) FROM DISCONTINUED OPERATIONS	$—	$(0.02)	N/A	$1.90	$0.20	850%
DILUTED NET EARNINGS PER COMMON SHARE	$0.82	$0.69	19%	$5.59	$3.69	51%
DIVIDENDS PER COMMON SHARE	$0.6896	$0.6690	3%	$2.6981	$2.6580	2%
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,695.6	2,811.0		2,740.4	2,844.4

COMPARISONS AS A % OF NET SALES			Basis Pt Change			Basis Pt Change
GROSS MARGIN	48.4%	47.9%	50	50.0%	49.6%	40
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	30.0%	32.4%	(240)	28.5%	29.0%	(50)
OPERATING MARGIN	18.3%	15.5%	280	21.5%	20.6%	90
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	18.2%	16.7%	150	20.4%	20.5%	(10)
NET EARNINGS FROM CONTINUING OPERATIONS	13.7%	12.5%	120	15.7%	15.4%	30
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	13.8%	12.1%	170	23.6%	16.1%	750
* Basic net earnings per common share and diluted net earnings per common share are calculated on net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information

	Three Months Ended June 30, 2017
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) from Continuing Operations Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss) from Continuing Operations	% Change Versus Year Ago
Beauty	$2,816	2%	$518	19%	$386	25%
Grooming	1,670	(2)%	405	(12)%	320	(11)%
Health Care	1,739	(4)%	324	(16)%	228	(12)%
Fabric & Home Care	5,188	2%	1,023	9%	661	9%
Baby, Feminine & Family Care	4,541	(2)%	895	(3)%	571	(3)%
Corporate	125	28%	(238)	N/A	36	N/A
Total Company	$16,079	—%	$2,927	9%	$2,202	10%

	Three Months Ended June 30, 2017
	(Percent Change vs. Year Ago)*
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other**	Net Sales Growth
Beauty	(1)%	1%	(2)%	2%	2%	1%	2%
Grooming	3%	3%	(2)%	(4)%	—%	1%	(2)%
Health Care	—%	1%	(2)%	(1)%	(1)%	—%	(4)%
Fabric & Home Care	3%	4%	(3)%	1%	—%	1%	2%
Baby, Feminine & Family Care	1%	1%	(1)%	(2)%	1%	(1)%	(2)%
Total Company	2%	2%	(2)%	—%	—%	—%	—%

	Twelve Months Ended June 30, 2017
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) from Continuing Operations Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss) from Continuing Operations	% Change Versus Year Ago
Beauty	$11,429	—%	$2,546	(3)%	$1,914	(3)%
Grooming	6,642	(3)%	1,985	(1)%	1,537	(1)%
Health Care	7,513	2%	1,898	5%	1,280	2%
Fabric & Home Care	20,717	—%	4,249	—%	2,713	(2)%
Baby, Feminine & Family Care	18,252	(1)%	3,868	(4)%	2,503	(6)%
Corporate	505	20%	(1,289)	N/A	247	N/A
Total Company	$65,058	—%	$13,257	(1)%	$10,194	2%

	Twelve Months Ended June 30, 2017
	(Percent Change vs. Year Ago)*
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other**	Net Sales Growth
Beauty	(2)%	1%	(2)%	1%	2%	1%	—%
Grooming	2%	3%	(2)%	(1)%	(2)%	—%	(3)%
Health Care	3%	4%	(2)%	—%	1%	—%	2%
Fabric & Home Care	1%	2%	(2)%	—%	1%	—%	—%
Baby, Feminine & Family Care	2%	2%	(2)%	(1)%	—%	—%	(1)%
Total Company	1%	2%	(2)%	—%	—%	1%	—%
* Sales percentage changes are approximations based on quantitative formulas that are consistently applied.
** Other includes the sales mix impact of acquisitions/divestitures and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Twelve Months Ended June 30
	2017		2016
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$7,102		$6,836
OPERATING ACTIVITIES
Net earnings	15,411		10,604
Depreciation and amortization	2,820		3,078
Loss on early extinguishment of debt	543		—
Share-based compensation expense	351		335
Deferred income taxes	(601)		(815)
Loss/(gain) on sale of assets	(5,490)		(41)
Goodwill and intangible asset impairment charges	—		450
Change in accounts receivable	(322)		35
Change in inventories	71		116
Change in accounts payable, accrued and other liabilities	(149)		1,285
Change in other operating assets and liabilities	(43)		204
Other	162		184
TOTAL OPERATING ACTIVITIES	12,753		15,435
INVESTING ACTIVITIES
Capital expenditures	(3,384)		(3,314)
Proceeds from asset sales	571		432
Acquisitions, net of cash acquired	(16)		(186)
Purchases of short-term investments	(4,843)		(2,815)
Proceeds from sales and maturities of short-term investments	1,488		1,354
Pre-divestiture addition of restricted cash related to the Beauty Brands divestiture	(874)		(996)
Cash transferred at closing related to the Beauty Brands divestiture	(475)		—
Release of restricted cash upon closing of the Beauty Brands divestiture	1,870		—
Cash transferred in Batteries divestiture	—		(143)
Change in other investments	(26)		93
TOTAL INVESTING ACTIVITIES	(5,689)		(5,575)
FINANCING ACTIVITIES
Dividends to shareholders	(7,236)		(7,436)
Change in short-term debt	2,727		(418)
Additions to long-term debt	3,603		3,916
Reductions of long-term debt	(4,931)	(1)	(2,213)
Treasury stock purchases	(5,204)		(4,004)
Treasury stock from cash infused in Batteries divestiture	—		(1,730)
Impact of stock options and other	2,473		2,672
TOTAL FINANCING ACTIVITIES	(8,568)		(9,213)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(29)		(381)
CHANGE IN CASH AND CASH EQUIVALENTS	(1,533)		266
CASH AND CASH EQUIVALENTS, END OF YEAR	$5,569		$7,102

(1)	Includes $543 of costs related to early extinguishment of debt.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	June 30, 2017	June 30, 2016
CASH AND CASH EQUIVALENTS	$5,569	$7,102
AVAILABLE-FOR-SALE INVESTMENT SECURITIES	9,568	6,246
ACCOUNTS RECEIVABLE	4,594	4,373
INVENTORIES	4,624	4,716
DEFERRED INCOME TAXES	—	1,507
PREPAID EXPENSES AND OTHER CURRENT ASSETS	2,139	2,653
CURRENT ASSETS HELD FOR SALE	—	7,185
TOTAL CURRENT ASSETS	26,494	33,782
PROPERTY, PLANT AND EQUIPMENT, NET	19,893	19,385
GOODWILL	44,699	44,350
TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	24,187	24,527
OTHER NONCURRENT ASSETS	5,133	5,092
TOTAL ASSETS	$120,406	$127,136
ACCOUNTS PAYABLE	$9,632	$9,325
ACCRUED AND OTHER LIABILITIES	7,024	7,449
CURRENT LIABILITIES HELD FOR SALE	—	2,343
DEBT DUE WITHIN ONE YEAR	13,554	11,653
TOTAL CURRENT LIABILITIES	30,210	30,770
LONG-TERM DEBT	18,038	18,945
DEFERRED INCOME TAXES	8,126	9,113
OTHER NONCURRENT LIABILITIES	8,254	10,325
TOTAL LIABILITIES	64,628	69,153
TOTAL SHAREHOLDERS' EQUITY	55,778	57,983
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$120,406	$127,136

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble's July 27, 2017 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. Beginning in 2012 Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, the Company announced elements of an additional multi-year productivity and cost savings plan. These plans result in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
Early debt extinguishment charges: During fiscal 2017, the Company recorded a charge of $345 million after tax due to the early extinguishment of certain long-term debt. This charge represents the difference between the reacquisition price and the par value of the debt extinguished. Management does not view this charge as indicative of the Company’s operating performance or underlying business results.
Charges for certain European legal matters: Several countries in Europe issued separate complaints alleging that the Company, along with several other companies, engaged in violations of competition laws in prior periods. The Company established Legal Reserves related to these charges. Management does not view these charges as indicative of underlying business results.
We do not view the above items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is also used when evaluating senior management in determining their at-risk compensation.
Core operating profit margin: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share from continuing operations adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as a useful supplemental measure of Company performance over time. These measures are also used when evaluating senior management in determining their at-risk compensation.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding tax payments related to the Beauty Brands divestiture, which are non-recurring and not considered indicative of underlying cash flow performance. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the loss on early debt extinguishment and gain on the sale of the Beauty Brands, which are non-recurring and not considered indicative of underlying earnings performance. Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent. This measure is also used when evaluating senior management in determining their at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended June 30, 2017
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	8,299	(146)	(1)	8,152
GROSS PROFIT	7,780	146	1	7,927
GROSS MARGIN	48.4%	0.9%	—%	49.3%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	4,831	18	1	4,850
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	30.0%	0.1%	0.1%	30.2%
OPERATING INCOME	2,949	128	—	3,077
OPERATING PROFIT MARGIN	18.3%	0.8%	—%	19.1%
INCOME TAX ON CONTINUING OPERATIONS	725	63	1	789
NET EARNINGS ATTRIBUTABLE TO P&G	2,215	65	(1)	2,279
EFFECTIVE TAX RATE	24.8%	1.0%	—%	25.8%
				Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	0.82	0.02	0.01	0.85
	CURRENCY IMPACT TO CORE EARNINGS			—
	CURRENCY-NEUTRAL CORE EPS			0.85
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,695.6
COMMON STOCK OUTSTANDING AS OF JUNE 30, 2017	2,553.3
* Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	(10)	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(220)	BPS
CORE OPERATING PROFIT MARGIN	210	BPS
CORE EPS	8%
CURRENCY-NEUTRAL CORE EPS	8%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended June 30, 2016
	AS REPORTED (GAAP)	DISCONTINUED OPERATIONS	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	8,382	—	(235)	—	8,147
GROSS PROFIT	7,720	—	235	—	7,955
GROSS MARGIN	47.9%	—%	1.5%	—%	49.4%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	5,218	—	4	—	5,222
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	32.4%	—%	—%	—%	32.4%
OPERATING INCOME	2,502	—	231	—	2,733
OPERATING PROFIT MARGIN	15.5%	—%	1.4%	0.1%	17.0%
INCOME TAX ON CONTINUING OPERATIONS	678	—	17	—	695
NET EARNINGS ATTRIBUTABLE TO P&G	1,951	49	214	1	2,215
EFFECTIVE TAX RATE	25.2%	—%	(1.4)%	—%	23.8%
					Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	0.69	0.02	0.08	—	0.79
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,811.0
* Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Twelve Months Ended June 30, 2017
	AS REPORTED (GAAP)	DISCONTINUED OPERATIONS	INCREMENTAL RESTRUCTURING	EARLY DEBT EXTINGUISHMENT	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	32,535	—	(498)	—	—	32,037
GROSS PROFIT	32,523	—	498	—	—	33,021
GROSS MARGIN	50.0%	—%	0.8%	—%	—%	50.8%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	18,568	—	99	—	—	18,667
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.5%	—%	0.2%	—%	—%	28.7%
OPERATING INCOME	13,955	—	399	—	—	14,354
OPERATING PROFIT MARGIN	21.5%	—%	0.6%	—%	—%	22.1%
INCOME TAX ON CONTINUING OPERATIONS	3,063	—	120	198	—	3,381
NET EARNINGS ATTRIBUTABLE TO P&G	15,326	(5,217)	279	345	(1)	10,732
EFFECTIVE TAX RATE	23.1%	—%	0.2%	0.5%	—%	23.8%
						Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	5.59	(1.90)	0.10	0.13	—	3.92
		CURRENCY IMPACT TO CORE EARNINGS				0.15
		CURRENCY-NEUTRAL CORE EPS				4.07
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,740.4
COMMON STOCK OUTSTANDING AS OF JUNE 30, 2017	2,553.3
* Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE EPS	7%
CURRENCY NEUTRAL CORE EPS	11%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Twelve Months Ended June 30, 2016
	AS REPORTED (GAAP)	DISCONTINUED OPERATIONS	INCREMENTAL RESTRUCTURING	CHARGES FOR EUROPEAN LEGAL MATTERS	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	32,909	—	(624)	—	—	32,285
GROSS PROFIT	32,390	—	624	—	—	33,014
GROSS MARGIN	49.6%	—%	1.0%	—%	—%	50.6%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	18,949	—	31	(13)	—	18,967
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	29.0%	—%	—%	—%	—%	29.0%
OPERATING INCOME	13,441	—	593	13	—	14,047
OPERATING PROFIT MARGIN	20.6%	—%	0.9%	—%	—%	21.5%
INCOME TAX ON CONTINUING OPERATIONS	3,342	—	94	2	(1)	3,437
NET EARNINGS ATTRIBUTABLE TO P&G	10,508	(577)	499	11	—	10,441
EFFECTIVE TAX RATE	25.0%	—%	(0.4)%	—%	—%	24.6%
						Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	3.69	(0.20)	0.18	—	—	3.67
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,844.4
* Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Organic sales growth:
The reconciliation of reported sales growth to organic sales is as follows:

April - June 2017	Net Sales Growth	Foreign Exchange Impact	Acquisition/Divestiture Impact*	Organic Sales Growth
Beauty	2%	2%	1%	5%
Grooming	(2)%	2%	(1)%	(1)%
Health Care	(4)%	2%	1%	(1)%
Fabric & Home Care	2%	3%	—%	5%
Baby, Feminine & Family Care	(2)%	1%	1%	—%
Total Company	—%	2%	—%	2%

FY 2017	Net Sales Growth	Foreign Exchange Impact	Acquisition/Divestiture Impact*	Organic Sales Growth
Total Company	—%	2%	—%	2%

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact*	Organic Sales Growth
FY 2018 (Estimate)	About 3%	(0.5)% to 0%	+2% to +3%
* Acquisition/Divestiture Impact also includes the mix impacts of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Core EPS and currency-neutral Core EPS:

Total Company	Diluted EPS Growth	Impact of Change in Non-Core Items*	Core EPS Growth
FY 2018 (Estimate)	(26%) to (28%)	33%	+5% to +7%
* Includes impact of discontinued operations, loss on early extinguishment of debt in 2017 and year over year change in incremental non-core restructuring charges.
Adjusted free cash flow (dollars in millions):

Three Months Ended June 30, 2017
Operating Cash Flow	Capital Spending	Free Cash Flow	Cash Tax Payment - Beauty Sale	Adjusted Free Cash Flow
$3,688	$(1,154)	$2,534	$215	$2,749

Twelve Months Ended June 30, 2017
Operating Cash Flow	Capital Spending	Free Cash Flow	Cash Tax Payment - Beauty Sale	Adjusted Free Cash Flow
$12,753	$(3,384)	$9,369	$418	$9,787
Adjusted free cash flow productivity (dollars in millions):

Three Months Ended June 30, 2017
Adjusted Free Cash Flow	Net Earnings	Loss on Early Debt Extinguishment	Gain on Sale of Beauty Brands	Adjusted Net Earnings	Adjusted Free Cash Flow Productivity
$2,749	$2,202	$—	$—	$2,202	125%

Twelve Months Ended June 30, 2017
Adjusted Free Cash Flow	Net Earnings	Loss on Early Debt Extinguishment	Gain on Sale of Beauty Brands	Adjusted Net Earnings	Adjusted Free Cash Flow Productivity
$9,787	$15,411	$345	$(5,335)	$10,421	94%